Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three Months Ended March 31, 2020

HOUSTON, Texas – April 23, 2020 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2020.  The Company reported a net loss of $435 million, or $2.28 per share, for the first quarter of 2020, compared to a net loss of $28.6 million, or $0.14 per share, for the first quarter of 2019.  Revenues for the first quarter of 2020 were $446 million, compared to $704 million for the first quarter of 2019.

Financial results for the three months ended March 31, 2020 include pre-tax, non-cash charges totaling $406 million ($349 million after-tax or $1.83 per share).  These charges include a $395 million impairment charge for the remaining goodwill on the Company’s balance sheet and a $10.6 million impairment charge related to certain of the Company’s E&P assets.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “In response to the rapid decline in commodity prices, E&P companies acted swiftly to reduce drilling and completion activity starting late in the first quarter.  While the circumstances leading to this downturn may be different than prior downturns, our response will be guided by the same principles that have guided us through prior downturns.  We have taken decisive action to quickly scale down our expenses.  In addition to lowering our direct field level costs as activity slows, we have taken steps to structurally reduce our indirect support costs by what we estimate will be approximately $100 million annually, of which approximately two-thirds relates to our pressure pumping segment.  We expect to record a total of approximately $50 million of charges during the second quarter associated with these savings.”

Mr. Hendricks continued, “For the first quarter, in contract drilling, our rig count averaged 123 rigs, unchanged from the fourth quarter and in line with our expectation.  Our rig count started to decline late in the first quarter and has accelerated since the end of the first quarter.  We expect our average rig count for the second quarter will decrease by approximately one-third from the first quarter average.

“Profitability in contract drilling exceeded our expectation for the first quarter, as both revenues and direct operating costs were better than expected.  Average rig operating cost per day of $14,550 decreased $990 sequentially, as costs associated with higher than normal fluctuations in activity in the fourth quarter did not repeat in the first quarter.  Additionally, costs in the first quarter decreased due in part to initiatives to reduce rig repairs and maintenance expense.  Average rig revenue per operating day was $23,800, and the average rig margin per operating day increased to $9,250.

“As of March 31, 2020, we had term contracts for drilling rigs providing for approximately $440 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 71 rigs operating under term contracts during the second quarter and an average of 50 rigs operating under term contracts during the four quarters ending March 31, 2021.

“In pressure pumping, gross margin exceeded our expectation at $10.3 million, on revenue of $125 million.  We averaged 10 active spreads during the first quarter, in line with our expectation.

“We made significant progress over the last year to reduce our pressure pumping cost structure, but our cost-structure was still too high at the end of 2019.  Accordingly, even before the recent slowdown in industry activity, we started implementing major structural changes to further streamline our operations, improve our efficiencies, and reduce our overall cost structure, while maintaining excellent customer service levels. With these changes, we estimate the indirect support cost savings in our pressure pumping segment will be approximately $65 million annually.  This lower cost structure, combined with continued, strong operational performance, will make us more competitive in what will likely continue to be a challenged pressure pumping market.

“In directional drilling, financial results were in line with our expectation, with revenues of $34.5 million and a gross profit of $2.2 million.  Gross margin as a percentage of revenues decreased sequentially to 6.3%, as we front-loaded development costs associated with new technologies.  Going forward, development costs will subside in the current market, and we are centralizing repair and maintenance activities and other support infrastructure, which we estimate will generate approximately $10 million of annual support costs savings,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Our industry is facing challenges on multiple fronts with the significant fall in oil prices and U.S. drilling and completion activity.  We have weathered many downturns, and I believe that we have emerged from each of them stronger.  As with prior cycles, we are scaling the business for lower activity levels, thereby appropriately sizing the cost structure and preserving financial flexibility.  At March 31, 2020, we had total liquidity of $752 million, including $152 million of cash and availability under our undrawn revolver of $600 million.

“Our focus throughout the remainder of 2020 will be on further cost reductions and cash preservation as we weather this period of significant uncertainty and volatility.  We halted our share buybacks in the first quarter after repurchasing $20 million of our common stock, and we do not plan for additional share buybacks at this time.  Additionally, the board of directors has made the decision to reduce our regular quarterly dividend to $0.02 per share.  The decision to reduce the dividend reflects a balance between managing our liquidity and continuing a cash distribution to our shareholders.  These initiatives to reduce our cash outlay will preserve our financial flexibility, which when combined with our strong balance sheet, positions Patterson-UTI well to endure this downturn,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.02 per share, payable on June 18, 2020, to holders of record as of June 4, 2020.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2020, is scheduled for today, April 23, 2020, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 1655615.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at https://investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2020, is scheduled for today, April 23, 2020, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 1655615.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at https://investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies, including the ability to develop and obtain satisfactory returns from new technology; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; perception of sustainability practices; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; stock price volatility; anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
REVENUES	$445,927	$704,171
COSTS AND EXPENSES:
Direct operating costs	326,628	489,325
Depreciation, depletion, amortization and impairment	186,797	214,410
Impairment of goodwill	395,060	—
Selling, general and administrative	30,346	32,555
Credit loss expense	1,055	—
Other operating expenses (income), net	451	(8,736)

Total costs and expenses	940,337	727,554

OPERATING LOSS	(494,410)	(23,383)

OTHER INCOME (EXPENSE):
Interest income	657	1,032
Interest expense, net of amount capitalized	(11,224)	(12,984)
Other	85	117

Total other expense	(10,482)	(11,835)

LOSS BEFORE INCOME TAXES	(504,892)	(35,218)
INCOME TAX BENEFIT	(70,170)	(6,604)

NET LOSS	$(434,722)	$(28,614)

NET LOSS PER COMMON SHARE:
Basic	$(2.28)	$(0.14)
Diluted	$(2.28)	$(0.14)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	190,674	211,868
Diluted	190,674	211,868
CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.04

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2020	2019

Contract Drilling:
Revenues	$267,364	$372,392
Direct operating costs	$163,420	$219,202
Margin (1)	$103,944	$153,190
Selling, general and administrative	$1,464	$1,656
Depreciation, amortization and impairment	$111,438	$130,317
Impairment of goodwill	$395,060	$—
Operating (loss) income	$(404,018)	$21,217

Operating days – United States	11,188	15,659
Operating days – Canada	47	128
Operating days – Total	11,235	15,787

Average revenue per operating day – United States	$23.81	$23.63
Average direct operating costs per operating day – United States	$14.50	$13.85
Average margin per operating day – United States (1)	$9.31	$9.78
Average rigs operating – United States	123	174

Average revenue per operating day – Canada	$20.00	$18.46
Average direct operating costs per operating day – Canada	$25.43	$17.65
Average margin per operating day – Canada (1)	$(5.43)	$0.81
Average rigs operating – Canada	1	1

Average revenue per operating day – Total	$23.80	$23.59
Average direct operating costs per operating day – Total	$14.55	$13.88
Average margin per operating day – Total (1)	$9.25	$9.70
Average rigs operating – Total	123	175

Capital expenditures	$49,445	$75,725

Pressure Pumping:
Revenues	$125,107	$247,601
Direct operating costs	$114,855	$202,748
Margin (2)	$10,252	$44,853
Selling, general and administrative	$3,067	$3,486
Depreciation, amortization and impairment	$42,671	$60,135
Operating loss	$(35,486)	$(18,768)

Fracturing jobs	89	164
Other jobs	209	263
Total jobs	298	427

Average revenue per fracturing job	$1,359.39	$1,476.55
Average revenue per other job	$19.72	$20.71
Average revenue per total job	$419.82	$579.86
Average costs per total job	$385.42	$474.82
Average margin per total job (2)	$34.40	$105.04

Margin as a percentage of revenues (2)	8.2%	18.1%

Capital expenditures	$14,280	$31,400

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2020	2019
Directional Drilling:
Revenues	$34,485	$52,959
Direct operating costs	$32,329	$45,602
Margin (3)	$2,156	$7,357
Selling, general and administrative	$2,330	$2,657
Depreciation, amortization and impairment	$10,421	$10,367
Operating loss	$(10,595)	$(5,667)

Margin as a percentage of revenues (3)	6.3%	13.9%

Capital expenditures	$2,008	$2,112

Other Operations:
Revenues	$18,971	$31,219
Direct operating costs	$16,024	$21,773
Margin (4)	$2,947	$9,446
Selling, general and administrative	$1,459	$2,862
Depreciation, depletion, amortization and impairment	$20,259	$11,788
Operating loss	$(18,771)	$(5,204)

Capital expenditures	$5,264	$7,773

Corporate:
Selling, general and administrative	$22,026	$21,894
Depreciation	$2,008	$1,803
Other operating expenses (income), net	$451	$(8,736)
Credit loss expense	$1,055	$—

Capital expenditures	$931	$1,331

Total capital expenditures	$71,928	$118,341

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment, impairment of goodwill, and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion, amortization and impairment, and selling, general and administrative expenses.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2020	2019
Cash and cash equivalents	$152,200	$174,185
Current assets	$584,707	$631,815
Current liabilities	$354,282	$400,602
Working capital	$230,425	$231,213
Long-term debt	$966,768	$966,540

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2020	2019
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(434,722)	$(28,614)
Income tax benefit	(70,170)	(6,604)
Net interest expense	10,567	11,952
Depreciation, depletion, amortization and impairment	186,797	214,410
Impairment of goodwill	395,060	—

Adjusted EBITDA	$87,532	$191,144

Total revenues	$445,927	$704,171
Adjusted EBITDA margin	19.6%	27.1%

Adjusted EBITDA by operating segment:
Contract drilling	$102,480	$151,534
Pressure pumping	7,185	41,367
Directional drilling	(174)	4,700
Other operations	1,488	6,584
Corporate	(23,447)	(13,041)

Consolidated Adjusted EBITDA	$87,532	$191,144

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net loss plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Pro Forma Net Loss Per Share

(unaudited, dollars in thousands)

	Three Months Ended March 31, 2020
	As Reported		Pro Forma
	Total	Per Share	Total	Per Share (1)

Net loss as reported	$(434,722)	$(2.28)	$(434,722)	$(2.28)

Reverse certain items:
Oil and natural gas assets impairment			10,551
Income tax benefit			(1,467)
After tax amount			9,084	$0.05

Impairment of goodwill			395,060
Income tax benefit			(54,913)
After tax amount			340,147	$1.78

Total, after tax			349,231	$1.83

Net loss attributed to common shareholders	$(434,722)	$(2.28)	$(85,491)	$(0.45)

Weighted average number of common shares
outstanding, excluding non-vested shares
of restricted stock	190,674		190,674
Add dilutive effect of potential common shares	—		—
Weighted average number of diluted common
shares outstanding	190,674		190,674

Effective income tax rate	13.9%		13.9%

(1)

We present pro forma net loss per share in order to convey to investors our performance on a basis that, by excluding certain items, is more comparable to our loss per share information reported in previous periods. Pro Forma Net Loss per Share should not be construed as an alternative to U.S. GAAP earnings per share.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2020	2019
	First	Fourth
	Quarter	Quarter	Change
Contract drilling revenues	$267,364	$270,785	$(3,421)
Operating days - Total	11,235	11,291	(56)
Average rigs operating - Total	123	123	—
Average revenue per operating day - Total	$23.80	$23.98	$(0.18)
Direct operating costs - Total	$163,420	$175,427	$(12,007)
Average direct operating costs per operating day - Total	$14.55	$15.54	$(0.99)
Average margin per operating day - Total	$9.25	$8.45	$0.80

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, dollars in thousands)

	2020	2019
	First	Fourth
	Quarter	Quarter	Change
Directional drilling revenues	$34,485	$38,572	$(4,087)
Direct operating costs	32,329	34,726	(2,397)
Margin	$2,156	$3,846	$(1,690)
Margin as a percentage of revenues	6.3%	10.0%